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                                                                   Exhibit 10.37

                             RELEASE AND SEPARATION AGREEMENT

     This Release and Separation Agreement (hereinafter referred to as "Agreement") is made and entered into by and between William C. Lebo, Jr., a resident of Tennessee, his agents, representatives, attorneys, assigns, heirs, executors and administrators (hereinafter collectively referred to as "Lebo"), and HILTON HOTELS CORPORATION, its predecessors, successors, subsidiaries, divisions, affiliates, representatives, attorneys, directors, officers, trustees, agents and employees (hereinafter collectively referred to as "Hilton").

     In consideration of the moneys, mutual promises and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

I.   RESIGNATION OF EMPLOYMENT

     Lebo agrees to resign his employment with Hilton effective February 1, 1997.

II.  PAYMENT OF VACATION DAYS

     Hilton will pay to Lebo a sum equal to the amount representing all accrued and unused vacation days due to Lebo as of January 31, 1997, subject to the maximum number of days set forth in Hilton's Vacation policy.

III. AUTOMOBILE

     Ownership of that certain automobile described as a 1992 Range Rover, vehicle identification number SALHV1242NA617906, will be forthwith transferred from Hilton to Lebo, and Lebo agrees to be responsible for all maintenance, operating expenses, and insurance coverage thereof as of February 28, 1997. Lebo agrees to pay any and all applicable taxes due on the remaining unamortized residual value of the vehicle.

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IV.  VALUABLE CONSIDERATION OF RELEASE

     (a) If Lebo signs and does not revoke this Agreement, in consideration of the promises made by the parties herein, Hilton will pay Lebo, a lump sum in the amount of Eight Hundred Seventy-One Thousand Six Hundred dollars ($871,600), subject to legally required withholding deductions, which amount shall be paid to Lebo on or before February 28, 1997.

     (b) Hilton and Lebo agree that Lebo's right to continue medical and dental coverage under the Hilton Group Benefit Plan as provided by COBRA shall begin on February 1, 1997. Hilton further agrees to reimburse Lebo for his COBRA medical and dental premiums for a period beginning February 1, 1997 and continuing until the earlier of (i) July 31, 1998, or (ii) Lebo becomes eligible to receive medical and dental benefits under another employer-sponsored health benefits plan. Lebo's participation in all Hilton benefit plans and programs, including but not limited to, medical, dental and other benefits under the Hilton Group Benefits Plans, the Hilton Thrift Plan, Stock Purchase Plan, Executive Deferred Compensation Plan, Hilton's Stock Option Plan, and vacation accrual will terminate effective February 1, 1997; provided however, that commencing as of Lebo's 65th birthday, Lebo shall be eligible to receive those benefits to which he is entitled under Hilton's qualified pension plan, its Retirement Benefit Replacement Plan and its Supplemental Executive Retirement Plans.

     (c) The foregoing payment and other benefits are in full, final and complete settlement of any and all claims, actions, damages, attorney's fees, and/or costs which may now or hereinafter exist against Hilton arising out of or relating to Lebo's employment with and/or resignation from Hilton. Lebo agrees that the moneys and other benefits described above are above and beyond consideration to which he would otherwise have been entitled and that this consideration constitutes extra payment in exchange for signing this Agreement.

V.   RELEASE OF ALL CLAIMS

     By signing this Agreement and receiving the valuable consideration described above, subject to the provisions of paragraph VI, Lebo hereby releases and discharges the Hilton Indemnities/Releases, and Hilton hereby releases and discharges the Lebo Indemnities/Releases from any and all actions, complaints, causes of action, grievances, claims, damages, obligations, debts, promises, losses, demands, wages, bonuses, benefits, actual damages, compensatory damages, severance pay, mental anguish, pain, humiliation, emotional distress, exemplary and/or punitive damages, statutory penalties, and/or any other liabilities of any kind which have been or could be asserted against the Hilton

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Indemnities/Releases or the Lebo Indemnities/Releases, respectively, arising out of or relating in any way to Lebo's employment with and/or resignation of employment from Hilton, and/or any other occurrence through January 31, 1997, whether presently asserted or otherwise, including but not limited to:

     (a) claims, demands, actions or liability arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Rehabilitation Act of 1973, the California Fair Employment and Housing Act and/or any other federal, state or local statute, ordinance or regulation (including but not limited to claims based on race, age, sex, sexual preference, marital status, religion, national origin, disability, retaliation, attainment of benefit plan rights and veteran status); and/or

     (b) claims, demands, actions or liability on the basis of any common law, tort, contract, implied contract, breach of implied covenant of good faith and fair dealing, public policy, wrongful or retaliatory discharge, defamation, intentional infliction of emotional distress, negligence; and/or

     (c) claims, demands, actions or liability relating to any Hilton Bonus Plans; and/or

     (d) any other common law, statutory or other claim whatsoever arising out of or relating to Lebo's employment with and/or resignation of employment from Hilton and/or any other occurrence up to and including the date of this Agreement, except such claims which by law cannot be waived and the filing of an administrative charge.

     For the purpose of implementing a full and complete release and discharge of all parties, Lebo and Hilton each expressly acknowledge that this Agreement is also intended to include in its effect, without limitation, all claims which it or he does not know or expect to exist in its or his favor relating to the period ending January 31, 1997, and the parties agree that this Agreement contemplates the extinguishment of any such claim, or claims. In this connection, Lebo and Hilton each expressly waive and relinquish all rights and benefits afforded by Section 1542 of the Civil Code of California and do so understanding and acknowledging the significance and consequences of such specific waiver of said provisions of law. Section 1542 of the Civil Code of California states as follows:

     "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH, IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

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     In the event either party breaches this Agreement by suing the other in violation of this paragraph, such party shall be required to pay the other's litigation costs (including its reasonable attorney's fees and costs) associated with defending against such party's lawsuit or other claim.

VI.  CONFIDENTIALITY AND NON-DISPARAGEMENT

     Hilton and Lebo agree that, as a condition of this Agreement, the fact of and terms and provisions of this Agreement are to remain strictly confidential and shall not be disclosed to any other person except to members of Lebo's immediate family and his tax advisors or to gaming authorities and as required by law or the rules of any stock exchange on which Hilton's stock is listed. In the event a third party seeks a copy of this agreement, pursuant to court order or subpoena, Lebo agrees that he will inform Hilton within forty-eight (48 hours) of receipt of such court order or subpoena and will not produce the Agreement until Hilton has been given an opportunity to move to quash such subpoena. Lebo further agrees that he will make no negative or disparaging statements, either written or oral, regarding Hilton, provided however, that statements made by Lebo under oath during the course of legal or administrative proceedings shall not be considered to violate this provision. Likewise, Hilton agrees that it will make no negative or disparaging statements, either written or oral, regarding Lebo. This paragraph will survive the termination or expiration of this Agreement, except that either party shall be relieved of his/its respective obligation hereunder in the event of a breach by the other.

VII. COOPERATION

     Lebo agrees to cooperate on a reasonable basis with Hilton Hotels Corporation or any of the other Releases in any litigation or administrative proceedings involving any matters with which Lebo was involved during his Hilton employment. Hilton agrees to reimburse Lebo for reasonable travel expenses, if any, approved by Hilton or any of the other Releases incurred in providing such assistance. Lebo's obligations under this paragraph are subject to the following:

     (a) that no reasonably foreseeable negative effect to Lebo's employment, if he be then employed, will result; and

     (b) that Hilton Hotels Corporation and Lebo agree to reasonable compensation for time devoted by Lebo in carrying out his obligations hereunder. In determining "reasonable compensation" as used in this paragraph, the parties agree that compensation being paid to Lebo by his employer, if he be then employed, will be taken into account; and

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      (c)  that Lebo shall be entitled to (i) indemnification in respect of such litigation or administrative proceedings or any other claims relating to the period ending January 31, 1997, as though Lebo were still an employee of Hilton, and (ii) at Hilton's expense, legal counsel deemed necessary by Lebo and preapproved by Hilton with respect to such litigation, administrative proceedings or claims.

VIII. ENTIRE AGREEMENT AND SEVERABILITY

      Hilton and Lebo agree that this Agreement sets forth the entire agreement between the parties and supersedes any written or oral understandings, other than those set forth in Hilton's retirement plans, on which Lebo is relying in entering into this agreement. Other than as stated herein, Hilton and Lebo acknowledge and agree that no promise or inducement has been offered for the Agreement and no other promises or agreements shall be binding unless reduced to writing and signed by the parties.

      Hilton and Lebo agree that, to the extent that any portion or covenant of this Agreement may be held to be invalid or legally unenforceable by a court of competent jurisdiction, the remaining portions of this Agreement shall not be affected and shall be given full force and effect. This Agreement shall survive a change of control, a division of operating units into separate entities, a merger, or any other substantial reorganization of Hilton.

IX.   KNOWING AND VOLUNTARY RELEASE

      (a) Lebo hereby acknowledges and agrees that Hilton has advised him to consult with an attorney regarding the subject matter of this Release and Separation Agreement prior to executing this Agreement.

      (b) Lebo further acknowledges and agrees that he has been given at least twenty-one (21) days from the date he receives the Agreement within which to consider this Agreement before signing below. Lebo acknowledges that he has read this Agreement and the release contained herein and understands all of the terms hereof, that he has not been coerced, threatened or intimidated into signing this Agreement, and that he executes this Agreement voluntarily and with full knowledge of this meaning and consequences.

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     (c)  Lebo agrees and understands that he may revoke this Agreement within seven (7) days after he signs the Agreement and that the Agreement shall not become effective or enforceable until eight (8) days after the date on which Lebo signs the Agreement. Any revocation must be in writing and directed to James M. Anderson.


                                      HILTON HOTELS CORPORATION

  /s/ William C. Lebo, Jr.            By         /s/ James M. Anderson
----------------------------             ---------------------------------------
William C. Lebo, Jr.
                                      James M. Anderson
                                      Senior Vice President
Date:        2/18/97                  Labor Relations & Personnel Administration
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                                      Date:               2/19/97
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